Exhibit 4.54

Option Agreement

THIS OPTION AGREEMENT (this “Agreement”) is entered into by and among the following parties (the “Parties”) on June 29, 2009.

Party A: Simlife (Beijing) Science Co., Ltd.
Address: Rm.416 No.18, West Ring South Road, Beijing Economic and Technology Development Zone, Beijing

Party B:
Shareholder I, Jia Tao; ID No.: 110105197802109636
Address: 35F, Tengda Tower No.168 Xiwai Street Haidian District, Beijing, PRC.

Shareholder II, Chen JuHong; ID NO.: 350203750427403
Address: Rm.17, No.442, South Road Siming, Siming District, Xiamen, Fujian, PRC

Party C: Xiamen Xinreli Scientific and Technology Co, Ltd.
Address: 14A, No.2. Lianqian West Road, Siming District.

WHEREAS

1.	Party A is a wholly foreign-owned enterprise registered and valid existing in the PRC.

2.	Party C is a limited liability company registered in the PRC.

3.	Shareholder I and Shareholder II of Party B (the “Authorizing Parties” or the “Shareholders of Party C”) are the shareholders of Party C.

4.
To guarantee the performance of Exclusive Technical Consulting and Services Agreement between Party A and Party C, Party A and Party B has entered into Share Pledge Agreement. For security the above mortgage, and considering the technical support to Party C provided by Party A, and the friendly cooperative relationship between the Parties, the parties hereby enter agreement as follows:

1.	GRANT OF THE OPTION

1.1	Grant
The Parties hereby grant to Party A an exclusive option to purchase all their respective equity interests in Party C at the lower price between the lowest price permitted by PRC laws or the audited net asset value of Party C once or several times by Party A or its designated third party under the provisions of this Agreement, unless disclosing to Party A and prior consented otherwise in written by Party A. The aforesaid option shall be effected upon this Agreement executed by the Parties and coming into effect. And this authorization shall be irrevocably during the term of this Agreement from the Grant Date(including the renewed term under Article 1.2) .

1.2	Term
This Agreement shall be executed and come into effect as of the date first set forth above and shall last for a period of ten (10)years from the effective date. Upon the request of Party A, the term of this Agreement shall be renewed, or a separate new Option Agreement shall be entered into by the Parties at the request of Party A.

2.	EXERCISE OF THE OPTION AND ITS CLOSING

2.1	Timing of Exercise
2.1.1	The Authorizing Parties agree unanimously that with the permission of PRC laws and regulations, Party A may exercise part or full option anytime during the term of this Agreement.
2.1.2	The Authorizing Parties agree unanimously that there is no limitation on the times for Party A to exercise its option, unless Party A has purchased all of the equity interests in Party C.
2.1.3
The Authorizing Parties agree unanimously that Party A may designate in its sole discretion any third party to exercise the options on its behalf, in which case Party A shall provide a prior written notice to the Authorizing Parties.

2.2	Disposal of Exercise Price
The authorizing parties unanimously agree that all exercise prices obtained by an authorizing party in the process of right exercise by Party A shall be used to clear off the debts owed by Party C to Party A under the Exclusive Consultation and Service Agreement, or shall be transferred from the authorizing party to Party C or other third party designated by Party A in a way approved by Party A in writing.

2.3	Transfer
The Authorizing Parties agree unanimously that all or part of the options of Party A under this Agreement may be transferred to a third party without prior consent of the authorizing Parties, which shall be deemed as a party to this Agreement and is entitled to exercise the options under terms of this Agreement, to enjoy the rights and assume the obligations of Party A under this Agreement.
2.4	Notice Requirement
To exercise an Option, Party A shall send an written notice to the Authorizing Parties of such Option is to be exercised 10 days prior to each closing date (as defined below), specifying the following:
2.4.1	The date of the effective closing of such purchase (the “Closing Date”);
2.4.2	The name of the person in which the Equity Interests shall be registered;
2.4.3	The amount and the portion of Equity Interests to be purchased from such Authorizing Parties;
2.4.4	The purchase price and means of payment; and
2.4.5	A power of attorney (applicable if a third party has been designated to exercise the Option)
The Authorizing Parties agree unanimously that Party A is entitled to exercise the Options and elect to register the Equity Interests in the name of a third party as it may designates from time to time.
2.5	Transfer of Stock Rights
Each time when Party A exercises its option, the following works need to be done within ten (10) working days upon receipt of the Notice of Exercise issued by Party A in accordance with Article 2.4 hereof:

(1) The authorizing party shall instruct Party C to timely convene a shareholders’ meeting, in which a resolution with regard to the transfer of stocks rights by the authorizing party to Party A and/or its designated third party shall be made;
(2) The authorizing party shall sign a transfer agreement with Party A (or its designated third party where applicable), which is substantively the same as the stock right transfer agreement listed in Attachment 1 hereof in all material aspects; and
(3) All parties to Party B shall sign all other contracts, agreements or documents required, obtain all necessary governmental approvals and consents, and take all necessary measures to transfer the good title of stocks purchased to Party A and/or its designated third party without any conditional secured interest, and shall cause Party A and/or its third party to be the owner of such stocks registered with the administration for industry and commerce, and shall submit Party A or its designated third party with latest business license, Articles of Association, approval certificate (if applicable) and other documents issued or archived in competent Chinese authorities. The change in stock right of Party C or change of its directors or legal representative etc. shall be reflected in the aforementioned documents.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Authorizing Parties hereby present and warrant as follows:
3.1.1	They have the full power and authority to enter into and perform this Agreement;
3.1.2	The fulfilling of the obligations hereunder does not violate any applicable laws, regulations and contracts, or require any government authorization or approval;

3.1.3
There is no lawsuit, arbitration or other legal or administrative procedures pending which, based on its knowledge, will possibly have material and adverse affects on the performance of this Agreement;

3.1.4	Having already disclosed all conditions that may pose unfavorable influences to the performance of this Agreement to Party A;
3.1.5	Having not been declared bankruptcy and having stable and good financial condition;
3.1.6	The options granted to Party A are exclusive, and the Authorizing Parties shall not grant options or similar right to other parties in any ways.
3.1.7
Not likely creating any pledge, liability or other third party right on Party C’s stock rights held, or disposing of its stock rights to any party other than Party A or its designated third party by means of transfer, bestowal, pledge or others;

3.1.8	The options granted to Party A are exclusive, and the Authorizing Parties shall not grant options or similar right to other parties in any ways.
3.1.9
The businesses engaged in by Party C in the duration of this Agreement shall comply with laws, regulations, rules and other administrative provisions and instructions promulgated by other competent government authority and shall not violate the foregoing provisions, so as to prevent any substantially unfavorable influences to the businesses engaged or the composition of assets.

3.1.10
Party C shall maintain its existence in line with good financial and commercial standards and practices. Operate Party C’s businesses prudently and effectively and handle affairs and shall try its utmost to obtain all necessary licenses, permits and official documents etc. required for maintaining its continue operation, and make sure that all these licenses, permits and official documents may not be cancelled, withdrawn or declared void;

3.1.11	Provide all materials about its operation and finance to Party A upon Party A’s request;
3.1.12
Party C shall not engage in any of the following acts unless it has obtained the written consent of Party A (or its designated third party) before Party A (or its designated third party) exercises its option and obtains all stock rights or interests of Party C:

(a)    Selling, transferring, pledging or disposing in any other way of any assets, businesses or revenues or allowing to create any secured interests on such assets, businesses or revenues (except those created in normal or routine business or those disclosed to Party A and having obtained Party A’ s prior written consent);

(b)   Concluding any transaction that may substantively affects its assets, obligations, operation, stock rights and other legal rights (except those created in normal or routine business or those disclosed to Party A and having obtained Party A’ s prior written consent);

(c) Distributing dividends or bonuses in any form to each shareholder;

(d)   Creating, inheriting, securing or allowing the existence of any liabilities, except (i) liabilities created in normal or routine operation instead of by means of borrowing; and (ii) liabilities already disclosed to Party A and for which the expressly prior written consent of Party A is obtained;

(e)    Singing any major contract, except contracts concluded in the process of normal businesses (for the purpose of this paragraph, a contract whose value exceeds RMB 10,000 yuan shall be deemed as a major contract);

(f) Increasing or decreasing the registered capital of Party C through a resolution of shareholders meeting, or separately changing the composition of such registered capital;
(g) Supplementing, amending or modifying the Articles of Association of Party C in any form; or
(h) Merging or uniting any party, or acquiring any party or making investment to any party.
3.1.13
All parties to Party B shall not jointly or severally engage in any of the following acts unless it has obtained the written consent of Party A (or its designated third party) before Party A (or its designated third party) exercises its option and obtains all stock rights or interests of Party C:

(a)     Supplementing, amending or modifying the documents alike Articles of Association of Party C in any form, and such supplement, amendment or modification will substantively and adversely affect the assets, responsibilities, operation, stock rights or other legal rights of Party C (except capital increase at the same proportion made to meet legal requirements), or may affect the effective performance of this Agreement and other agreements concluded among Party A, Party B and Party C;

(b)    Urging Party C to conclude any transaction that may substantively and adversely affect the assets, obligations, operation, stock rights and other legal rights of Party C (except those created in normal or routine business or those disclosed to Party A and having Party A’ s prior written consent);

(c) Urging the shareholders’ meeting of Party C to pass a resolution on the distribution of dividends and bonuses;

(d)    Selling, transferring, pledging or disposing in any other form of any legal or beneficial interests of Party C’s stock rights at any time from the Effective Date of this Contract, or allowing to create any other secured interests on such rights;

(e)    Urging the shareholders’ meeting of Party C to approve the selling, transferring, pledging or disposal in any other form of any legal or beneficial interests of Party C’s stock rights or to allow the creation of any other secured interests on such rights;

(f)    Urging the shareholders’ meeting of Party C to approve the merger or union of Party C with any party or the acquisition of or investment to any party, or approve the reorganization in any other form; or

(g) Voluntarily winding up, liquidating or dissolving Party C.
3.1.14	All parties to Party B hereby undertake as follows before Party A (or its designated third party) exercises its option and obtains all stock rights or interests of Party C:

(a)    Informing Party A of any occurred or possibly occurring litigation, arbitration or administrative proceeding against its stock rights held or of any circumstance that may pose unfavorable influences to such stock rights by writing immediately;

(b)    Urging the shareholders’ meeting of Party C to review and approve the transfer of stock rights purchased as specified in this Agreement; urging Party C to modify its Articles of Association so as to reflect the transfer of stock rights from Party B to Party A and/or its designated third party and other alterations mentioned herein, and to make an application immediately with competent Chinese authority (if required by law) and go through relevant change of registration; urging Party C to approve the persons assigned by Party A and /or its third party to assume as the new director or new legal representative through a shareholders’ resolution;

(c)    Singing all necessary or appropriate documents, taking all necessary or appropriate measures and making all necessary or appropriate accusation or conducting necessary and appropriate defense with regard to all claims, so as to secure its legal and valid ownership to the stock rights;

(d)    Immediately transferring its stock rights to a third party designated by Party A unconditionally at any time upon the request of Party A, and giving up the preemptive right enjoyed during the above transfer of stock rights by another existing shareholder; and

(e)    Following closely to this Contract and contracts concluded by all parties to Party B and Party A jointly or separately, earnestly fulfilling all obligations under these contracts and not engaging in any feasance or nonfeasance that may affect the validity and enforceability of such contracts.

3.2	Undertaking
The authorized party hereby undertakes to Party A that it will bear all costs arising from executing each Assignment, process all formalities needed for Party A or its designated third party to be the shareholders of Party C, the Ancillary Documents and any other relevant documents required therefore, and will complete all such formalities as are necessary to make Party A or its designated party a full and proper shareholder of Party C. Such formalities include, but are not limited to, assisting Party A with the obtaining of necessary approvals of the equity transfer from relevant government authorities (if any), the submission of the Assignment to the relevant administrative department of industry and commerce for the purpose of amending the Articles of Association, changing the list of shareholders and undertaking any other changes.
3.3	All parties to Party B hereby jointly and severally represent and undertake as follows on the signing date of this Contract and on each delivery date:

(1)
Having appropriate rights and capabilities to sign and deliver this Contract and any stock right transfer agreement (named as “transfer agreement”) to which it is a party and which concerned with each transfer of stocks purchased in line with this Contract; and to perform its obligations under this Contract and any transfer agreement. This Contract and other transfer agreement to which it is a party after being signed shall constitute legal, effective and binding obligations, which might be compulsively enforced in accordance with its clauses.

(2)
The execution and delivery of this Contract or any transfer agreement or the performance of obligations under this Contract or any transfer agreement shall not: (i) Resulting in violation of any Chinese laws and regulations; (ii) Conflicting with its Articles of Association or other constitutive documents; (iii) Resulting in violation of any contract or document to which it is a party or binding upon itself, or constitute a breach of the contract or document to which it is a party or binding upon itself; (iv) Resulting in violation of any granted consent or approval and/or any continuously valid conditions for such grant; or (v) Resulting in the suspension or withdrawal of any consent or approval granted or the creation of supplementary conditions;

(3)	All parties to Party B shall hold good and salable title with regard to all stock rights of Party C, but shall not create any secured interests on the above stock rights.

(4)
Party C has no outstanding liabilities, except (i) liabilities created in the process of normal operation; and (ii) liabilities already disclosed to Party A and having expressly prior written consent of Party A;

(5)	Party C shall comply with all laws and regulations that apply to the acquisition of stock rights and assets.

(6)	Not yet any ongoing, pending or possibly occurring litigation, arbitration or administrative proceeding pertaining to the stock rights or assets of Party C for the moment.

4.	SPECIAL AGREEMENT
Party B undertakes that with any alternation on proportion of the equity interest in Party C held by Party B, this agreement shall be binding on all the equity interests in Party C.

5.	TAXES
All taxes arising from the performance of this Agreement will be paid by each party respectively.

6.	BREACH OF AGREEMENT

6.1
If Party B or Party C violates this Agreement of its representations and warranties in this Agreement, the abiding party may notify the default party in writing requesting it to correct its wrongdoings within 10 days of receiving the notice, take corresponding measures to effectively and timely avoid the damages and to resume performing this Agreement. If there are damages, the default party shall compensate the abiding party, causing the abiding party to obtain all receivable rights and interests from the performance of the Agreement.

6.2
If Party B or Party C breaches this Agreement, which causes the other party to bear any expenses, liabilities or suffer any losses, and fails to remedy such breach within ten (10) days upon the receipt of such notice under Article 5.1, the default party shall compensate Party A with respect to such expenses, liabilities or losses (including but not limited to the interests lost or paid due to the breach and attorney fees).

7.	GOVERNING LAW AND DISPUTE SETTLEMENT

7.1	Governing Laws
This Agreement shall be governed by the laws of the PRC, including but not limited to the execution, performance, effect and interpretation of this Agreement.
7.2	Friendly Consultation
The Parties shall settle the dispute regarding the interpretation or performance of this Agreement through friendly consultation or mediation by a third party. Any dispute that failing such consultation or mediation shall be submitted to the arbitration authority for arbitration within 30 days after the commencement of such discussions.
7.3	Arbitration
Any dispute in connection with this Agreement shall be submitted to China International Trade Arbitration Committee for arbitration in accordance with its arbitration rules. The arbitration award shall be final and binding on all Parties to this Agreement.

8	CONFIDENTIALITY

8.1	Confidential Information
The contents of this Agreement and the Annexes hereof shall be kept confidential. No Party shall disclose any such information to any third party (except for the part agreed upon by the Parties with a prior written agreement).  Each Party’s obligations under this clause shall survive after the termination of this Agreement.
8.2	Exceptions
If a disclosure is explicitly required by law, any courts, arbitration tribunals, or administrative authorities, such a disclosure by any Party shall not be deemed a violation of Article 7.1 above.

9.	MISCELLANEOUS

9.1	Entire agreement
The Parties hereby agree that this fair and equitable agreement is executed on the basis of equality and mutual benefit. This Agreement constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them.
9.2	Notices
9.2.1
Any notices or other correspondences among the Parties in connection with the Performance of this Agreement shall be  in writing and be delivered in person, by registered mail, prepaid mail, recognized express mail or facsimile to the following correspondence addresses:

Party A:    Simlife (Beijing) Science Co., Ltd.
Address: Rm.416 No.18, West Ring South Road, Beijing Economic and Technology Development Zone, Beijing
Fax:                 85894836
Tele:                85805125
Addressee:      Chen JunHong

Party B:
Shareholder I, Jia Tao
Address: 35F, Tengda Tower No.168 Xiwai Street Haidian District, Beijing, PRC.
Fax: 85894836
       Tel: 85805125
Addressee: Jia Tao

Shareholder II, Chen JunHong
Address: Rm.17, No.442, South Road Siming, Siming District, Xiamen, Fujian, PRC
Fax: 86-592-5161130
       Tel: 86-592-5161157
Addressee: Chen JunHong

Party C: Xiamen Xinreli Scientific and Technology Co, Ltd.
Address:14A, No.2. Lianqian West Road, Siming Distric.
Tax: 86-592-5161130
Tel: 86-592-5161157
Addressee: Chen JunHong

9.3.2	Notices and correspondences shall be deemed to have been effectively delivered:
9.3.2.1
At the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

9.3.2.2	On the date that the receiving Party signs for the document, if delivered in person (including express mail);
9.3.2.3	On the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;
9.4	Binding Force
This Agreement shall be binding on the Parties.
9.5	Language and Counterparts
This Agreement shall be executed in 3 originals in Chinese, with each party holding one copy.
9.6	Days and Business Day
A reference to a day herein is to a calendar day. A reference to a business day herein is to any day from Monday through Friday in a week.
9.7	Headings
The headings contained herein are inserted for reference purposes only and shall not affect the meaning or interpretation of any part of this Agreement.
9.8	Supplementary articles
The obligations, undertakings and liability under this Agreement to Party B shall be seperately  collectively and jointly. To be concerned of Party A, any party’s breach of the authorized party shall be deemed automatically the breach of the authorized party.

9.9
Party B undertakes that with any alternation in proportion of the equity interest in Party C held by Party C, this Agreement shall be binding on Party B, and all the equity interest in Party C held by Party B shall be bound by this Agreement.

9.10	Unspecified Matters
Any matter not specified in this Agreement shall be handled through discussions among the Parties and resolved in accordance with PRC laws.

[No text on this page. Only for signature]

Party A: Simlife (Beijing) Science Co., Ltd.
Authorized Representative:  (Signature) (Seal)

Party B:
Jia Tao

Chen JunHong
/s/ Chen JunHong

Party C: Xiamen Xinreli Scientific and Technology Co, Ltd.
Authorized Representative:  (Signature) (Seal)

Appendix I: Equity Transfer Agreement
Equity Transfer Agreement

This Equity Transfer Agreement (hereinafter referred to as the “Agreement”) was signed on [●] by and between:

Party A Simlife (Beijing) Science Co., Ltd.
Address: 35th Floor, Tengda Building, No. 168, Xizhimenwai Avenue, Beijing, China

Party B
Jia Tao
Shareholder 1, ID No.:
Address: Room 409, No. 267, West Hexiang Street, Siming District, Xiamen City, Fujian Province, China
Shareholder 2, ID No.:
Chen JunHong
Address: Room 616, Tower A, COFCO Plaza, No. 8, Jianguomennei Avenue, Beijing, China

Party C: Xiamen Xinreli Scientific and Technology Co, Ltd.
Address: 14A, Lianfu Building, No. 2, West Lianqian Road, Xiamen, China

Party A, Party B and Party C hereof are referred to as a “Party” individually, and “Parties” collectively.

Whereas:

1.	Party A is a wholly foreign owned company registered and valid existing in the PRC.

2.
Party C is a completely domestic-funded company registered in Beijing of China. At present, Shareholder 1 of Party B holds 80% equity in Party C, and Shareholder 2 of Party B holds 20% equity in Party B (hereinafter referred to as “Related Equity”);

3.
Party B is willing to transfer all or part of its equity in Party C to Party A or the third party designated by Party A when Party A or the third party hereby exercise its option, in accordance with the provisions of Option Agreement signed between Party A and Party B as the date of June 29, 2009 ( “Equity Transfer”).

Therefore, Parties reached the following agreements upon consensus:

1.	Equity Transfer

1.1	Party B is willing to transfer the Related Equity to Party A, and Party A is willing to accept such transfer. Upon the completion of the transfer, Party A will hold 100% equity in Party C.

1.2	Party A shall, as per Clause 2, pay RMB in total to Party B as the consideration of the Equity Transfer.

1.3
Party B agrees the Equity Transfer action under this Clause; is willing to and will cause other shareholders of Party C (except Party B) be willing to sign necessary documents including the Resolution of the General Meeting of Shareholders and the letters of waiving pre-emption right of Related Equity; and is willing to and will assist in performing other necessary formalities of Equity Transfer.

1.4
Party B and Party C shall, respectively and collectively, be responsible for taking necessary actions, including but not limited to signing the Agreement, adopting the Resolution of the General Meeting of Shareholders, amendments to the Articles of Association, etc, in order to realize Equity Transfer from Party B to Party A; and shall be responsible for completing all governmental approvals or business registration and filing within ten working days upon the signing hereof under the provisions of Option Agreement, in order to make Party A the registered owner of Related Equity.

2.	Payment of the Transfer Price

2.1
Party A shall, within five working days upon the execution of this Agreement, pay      to Chen JunHong; within five working days upon the completion of all registration and filing formalities concerning Equity Transfer, pay RMB   to  , and RMB    to Chen JunHong.

2.2	Party B shall give a receipt for every payment as described in Article 2.1 within five (5) days after it has received such payment.

3.	Declaration and warranties

3.1	Declaration and warranties of Parties hereof respectively are as follows:

(a)
The Party is a legitimately established and validly existing company or an individual with full civil capacity who has complete authority and capacity to sign and implement the Agreement, and other documents related with the Agreement in order to realize the purposes hereof;

(b)
The Party has taken, or will take all necessary actions, to properly and validly authorize the signing, delivery and implementation of the Agreement and all other documents related with the transaction hereunder; and such signing, delivery and implementation shall not violate any related laws, regulations and government rules, and shall not infringe the legal interests and rights of any third parties.

3.2	Party B and Party C, respectively and collectively, declare and warrant to Party Aas follows:

(a)
Party B legally and validly holds 100% equity in Party C at present; The acquisition and possession of the above 100% equity held by Party B does not have any violation to any laws, governmental regulations and benefits and rights of any third party.

(b)
Party C is a limited liability company properly established and validly existing under the laws of China. It has complete capacity for rights and capacity for actions; has the right to own, treat and operate its assets and businesses, as well as carry out the ongoing or planned businesses. Party C has obtained all permits, qualification certificates or other governmental approvals, authorizations, registrations or filing formalities for all businesses specified in its business license;

(c)	Party C’s actions from the date of execution has not any violation to any laws or governmental regulations;

(d)	The equity held by Party B in Party C does not have any security interests or any third party interest;

(e)	The Party does not omit the provision of any document or information related to Party C or the businesses of Party C to Party A that may influence the decision of Party Aon signing hereof;

(f)
Before the completion of the Equity Transfer, the Party will not, in the form of any feasance or nonfeasance, authorize or cause the issuance of or commitment to issuing new equity on the date of signing hereof, except those that have been issued; and will not change, in any form, the registered capital or the shareholder structure of Party C.

4.	Entering into Force and Term of Validity

The Agreement shall be signed and immediately come into force on the date indicated at the beginning hereof.

5.	Settlement of Disputes

In the case of disputes concerning the explanation and implementation of articles hereunder, Parties shall settle such disputes in good faith upon negotiation. If Parties fail to reach an agreement concerning the settlement thereof within 30 days upon the day when one Party requests to settle the disputes upon negotiation, any Party can submit such disputes to China International Economic and Trade Arbitration Commission (Beijing) for arbitration as per the prevailing arbitration rules. The location of the arbitration shall be Beijing, and the language used in the arbitration shall be Chinese. The arbitration award shall be final, binding on both parties.

6.	Applicable Laws

The effect, explanation and implementation shall be governed by the laws of China.

7.	Modification and Supplementation

The modifications and supplementations to the Agreement by Parties shall be in writing agreement. The amendment agreement and supplementation agreement related herewith duly signed by Parties are integral parts of the Agreement, and shall have the same legal effect as the Agreement.

8.	Severability

If any term hereunder is invalid or unenforceable due to inconsistence with relevant laws, such terms shall be invalid or unenforceable within the jurisdiction of certain laws and shall not influence the legal effect of other terms hereof.

9.	Attachment

Any attachment hereto is an integral part of the Agreement, and shall have the same legal effect as the Agreement.

10.	Miscellaneous

(1) The Agreement is written in Chinese, and in    copies.

(2) If Party A designates any third party to implement options, the references to Party A herein shall refer to Party A and (or) the third party designed by Party A, as the case may be.

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[This page is the signature page for the Equity Transfer Agreement, no text]

Party A:
(Stamp)

Party B:

Jia Tao
/s/ Jia Tao

Chen JunHong

Party C: Xiamen Xinreli Scientific and Technology Co, Ltd.
(Stamp)